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                                                                    EXHIBIT 10.6


Employment Agreement (page 1)


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of April 9th, 1999 (the "Effective Date"), by and between CKE RESTAURANTS, INC., a Delaware corporation (the "Company"), and ANDREW F. PUZDER (the "Employee"). In consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

         1. Employment and Duties. Subject to the terms and conditions of this Agreement, the Company employs the Employee to serve in an executive and managerial capacity as Executive Vice President, General Counsel and Executive Vice President, Franchising (or such other title as the Company may designate), and the Employee accepts such employment and agrees to perform such reasonable responsibilities and duties commensurate with the aforesaid positions as directed by the Company's Board of Directors, its Chief Executive Officer or its President, or as set forth in the Articles of Incorporation and the Bylaws of the Company.

         2. Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years ending April 9, 2002, subject to prior termination as set forth in Section 7, below (the "Term"). The Term may be extended at any time upon mutual written agreement of the parties.

         3. Salary. During the Term, the Company shall pay the Employee a minimum base annual salary, before deducting all applicable withholdings, of $312,500 per year, payable at the times and in the manner dictated by the Company's standard payroll policies. Such minimum base annual salary may be periodically reviewed and increased at the discretion of the Compensation Committee of the Board of Directors to reflect, among other matters, cost of living increases and performance results.

         4. Other Compensation and Fringe Benefits. In addition to any executive bonus, pension, deferred compensation and stock option plans which the Company

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Employment Agreement (page 2)



may from time to time make available to the Employee upon mutual agreement, the Employee shall be entitled to the following:

                  (a) The standard Company benefits enjoyed by the Company's other executive vice presidents as a group;

                  (b) Payment by the Company of the Employee's initiation and membership dues in a social and/or recreational club as deemed necessary and appropriate by the Employee (and pre-approved by the Company at the Company's discretion) to maintain various business relationships on behalf of the Company; provided, however, that the Company shall not be obligated to pay for any of the Employee's personal purchases and expenses at such club;

                  (c) Provision by the Company during the Term and any extensions thereof to the Employee and his dependents of the medical and other insurance coverage provided by the Company to its other executive vice presidents as a group;

                  (d) Provision by the Company of supplemental disability insurance sufficient to provide two-thirds of the Employee's pre-disability minimum base annual salary for a two year period;

                  (e) An Annual Bonus for the fiscal year ended January 31, 2000, equal to 100% of the minimum annual base salary set forth in Section 3 above if the Company achieves 30% growth in earnings per share during fiscal 2000 over earnings per share during fiscal 1999. In all subsequent years, the Annual Bonus shall be calculated by first determining the amount by which the Company's net income increases over the prior fiscal year. If such increase is 15%, Employee shall receive a bonus equal to 25% of his then current minimum base annual salary and if net income increases less than 15% or decreases, Employee shall receive no bonus. For each full 5% increase in the Company's net income over the 15% base increase, Employee's Annual Bonus shall increase by an amount equal to 25% of his minimum base annual salary. For example, a 30% increase in net income would result in a bonus equal to 100% of the Employee's then current minimum base annual salary. In no event shall the Annual Bonus exceed 100% of Employee's minimum base

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Employment Agreement (page 3)



annual salary. The Annual Bonus shall be paid within ninety (90) days after the end of the fiscal year.

                  (f) A Grant under the Company's Stock Option Plans of options to purchase 50,000 shares of the Company's Common Stock. The exercise price for such options shall be the closing price on the Effective Date of the Company's Common Stock traded on the New York Stock Exchange, as reported by the Wall Street Journal. Such options shall vest as follows: (i) 1/3 (16,667 shares) on the Effective Date; (ii) 1/3 (16,667 shares) on the first anniversary of the Effective Date; and, (iii) 1/3 (16,666 shares) on the second anniversary of the Effective Date. Such options shall be incentive stock options as defined by section 422 of the Internal Revenue Code to the maximum extent possible.

                  The Company shall deduct from all compensation payable under this Agreement to the Employee any taxes or withholdings the Company is required to deduct pursuant to state and federal laws or by mutual agreement between the parties.

         5. Vacation. For and during each year of the Term and any extensions thereof, the Employee shall be entitled to reasonable paid vacation periods consistent with his positions with the Company and in accordance with the Company's standard policies, or as the Company's Board of Directors may approve. In addition, the Employee shall be entitled to such holidays consistent with the Company's standard policies or as the Company's Board of Directors may approve.

         6. Expense Reimbursement. In addition to the compensation and benefits provided herein, the Company shall, upon receipt of appropriate documentation, reimburse the Employee each month for his reasonable travel, lodging, entertainment, promotion and other ordinary and necessary business expenses in accordance with the Company's policies then in effect, all such expense reimbursements to be approved in writing by the Company's Chief Executive Officer or President.

         7. Termination.

                  (a) For Cause. The Company may terminate this Agreement

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Employment Agreement (page 4)



immediately for cause upon written notice to the Employee, in which event the Company shall be obligated only to pay the Employee that portion of the minimum base annual salary due him through the date of termination. Cause shall be limited to (i) the failure to perform duties consistent with a commercially reasonable standard of care; (ii) the willful neglect of duties; (iii) criminal or other illegal activities; or, (iv) a material breach of this Agreement.

                  (b) Without Cause. Either party may terminate this Agreement immediately without cause by giving written notice to the other. If the Company terminates under this Section 7(b), then it shall be obligated to pay to the Employee an amount equal to the sum of (i) the Employee's minimum base annual salary in effect as of the date of termination multiplied by the number one, plus (ii), an amount equal to the Annual Bonus calculated pursuant to Section 4
(e) above, but assuming a 30% increase in net income (100% of Employee's minimum annual base salary), multiplied by the number one. Such payment to be made in a lump sum on or before the fifth day following the date of termination, or as otherwise directed by the Employee. In addition, if the Company terminates under this Section 7(b), the Company shall maintain in full force and effect for the continued benefit of the Employee for one year, all employee benefit plans (except for the Company's stock option plans) and programs in which the Employee was entitled to participate immediately prior to the date of termination, provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Employee's participation in any such plan or program is prohibited, the Company shall, at its expense, arrange to provide the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is prohibited. If the Employee terminates under this Section 7(b), then the Company shall only be obligated to pay the Employee the minimum annual base salary due him through the date of termination.

                  (c) Disability. If the Employee fails to perform his duties hereunder on account of illness or other incapacity for a period of six consecutive months, then the Company shall have the right upon written notice to the Employee to terminate this Agreement without further obligation by paying the Employee the minimum base

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Employment Agreement (page 5)



annual salary, without offset, for the remainder of the Term in a lump sum or as otherwise directed by the Employee.

                  (d) Death. If the Employee dies during the Term, then this Agreement shall terminate immediately and the Employee's legal representatives shall be entitled to receive the minimum annual base salary for the remainder of the Term in a lump sum or as otherwise directed by the Employee's legal representative. Executive's outstanding CKE options will immediately vest in full and be exercisable for a period of 90 days from Executive's death.

                  (e) Effect of Termination. Termination for any reason or for no reason shall not constitute a waiver of the Company's rights under this Agreement nor a release of the Employee from any obligation hereunder except his obligation to perform his day-to-day duties as an employee.

         8. Severance payment.

                  (a) The Employee may terminate his employment hereunder for "Good Reason,"which for purposes of this Agreement shall mean a "change in control of the Company." A "change in control of the Company" shall, for purposes of this Agreement, be deemed to have occurred if (i) there shall be consummated, except as hereinafter provided (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or (ii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company, or (iii) any "person" (as that term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company or any "person" who, on the date hereof, is a director or officer of the Company, is or becomes the "beneficial owner"

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Employment Agreement (page 6)



(as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities, or (iv) during any period of two (2) consecutive years during the Term or any extensions thereof, individuals, who, at the beginning of such period, constitute the Board of Directors, cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period. The Employee may only terminate this Agreement due to a change in control of the Company during the period commencing 60 days and expiring 365 days after such change in control. Notwithstanding anything in this Agreement to the contrary, a "change in control of the Company" shall not have occurred if officers and/or directors (or affiliated entities thereof) of the Company at the time of a transaction described under item (i), (ii) or (iii) above own, immediately after such transaction, 15% or more of the entity acquiring the stock or assets of the Company as provided above.

                  (b) If the Employee terminates his employment for Good Reason, or, if after a change in control of the Company, the Company shall terminate the Employee's employment in breach of this Agreement or pursuant to Section 7(b), then, in lieu of and notwithstanding Section 7 above:

                           (i) the Company shall pay the Employee his minimum
base annual salary due him through the date of termination:

                           (ii) in lieu of any further salary and bonus payments
or other payments due to the Employee for periods subsequent to the date of termination, the Company shall pay, as severance to the Employee, an amount equal to the sum of (i) the Employee's minimum base annual salary in effect as of the date of termination multiplied by the number of years (including partial years) remaining in the Term or the number two (2), whichever is greater, plus
(ii), an Annual Bonus calculated pursuant to Section 4 (e) above, but assuming a 30% increase in net income (100% of Employee's minimum annual base salary) multiplied by the number of years remaining in the contract for which Employee has not, as yet, received an Annual

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Employment Agreement (page 7)



Bonus or the number two (2), whichever is greater, such payment to be made in a lump sum on or before the fifth day following the date of termination;

                           (iii) all options granted to the Employee which had
not vested as of the date of termination hereunder shall vest immediately; and

                           (iv) the Company shall maintain in full force and
effect, for the continued benefit of the Employee for the number of years (including partial years) remaining in the Term, all employee benefit plans (except for the Company's stock option plans) and programs in which the Employee was entitled to participate immediately prior to the date of termination, provided that the Employee's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Employee's participation in any such plan or program is prohibited, the Company shall, at its expense, arrange to provide the Employee with benefits substantially similar to those which the Employee would otherwise have been entitled to receive under such plans and programs from which his continued participation is prohibited.

                  (c) The Employee shall not be required to mitigate the amount of any payment provided for in this Section 8 or Section 7(b), above, by seeking other employment or otherwise, nor shall any compensation or other payments received by the Employee after the date of termination reduce any payments due under this Section 8 or Section 7(b), above.

                  (d) Notwithstanding anything to the contrary herein, if and to the extent any payment made under this Agreement, either alone or in conjunction with other payments Employee has the right to receive either directly or indirectly from the Company, which would constitute as "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, then Employee shall be entitled to receive an excise tax gross-up payment not exceeding one million dollars ($1,000,000) in accordance with Appendix A.

         9. Non-Delegation of Employee's Rights. The obligations, rights and benefits of the Employee hereunder are personal and may not be delegated, assigned

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Employment Agreement (page 8)



or transferred in any manner whatsoever, nor are such obligations, rights or benefits subject to involuntary alienation, assignment or transfer.

         10. Confidential Information. The Employee acknowledges that in his capacity as an employee of the Company he will occupy a position of trust and confidence and he further acknowledges that he will have access to and learn substantial information about the Company and its operations that is confidential or not generally known in the industry, including, without limitation, information that relates to purchasing, sales, customers, marketing, and the Company's financial position and financing arrangements. The Employee agrees that all such information is proprietary or confidential, or constitutes trade secrets and is the sole property of the Company. The Employee will keep confidential, and will not reproduce, copy or disclose to any other person or firm, any such information or any documents or information relating to the Company's methods, processes, customers, accounts, analyses, systems, charts, programs, procedures, correspondence or records, or any other documents used or owned by the Company, nor will the Employee advise, discuss with or in any way assist any other person, firm or entity in obtaining or learning about any of the items described in this Section 10. Accordingly, the Employee agrees that during the Term and at all times thereafter he will not disclose, or permit or encourage anyone else to disclose, any such information, nor will he utilize any such information, either alone or with others, outside the scope of his duties and responsibilities with the Company.

         11. Non-Competition During Employment Term. The Employee agrees that, during the Term and any extensions thereof, he will devote substantially all his business time and effort, and give undivided loyalty, to the Company. He will not engage in any way whatsoever, directly or indirectly, in any business that is competitive with the Company or its affiliates, nor solicit, or in any other manner work for or assist any business which is competitive with the Company or its affiliates. In addition, during the Term and any extensions thereof, the Employee will undertake no planning for or organization of any business activity competitive with the work he performs as an employee of the Company, and the Employee will not combine or conspire with any other employee of the Company or any other person for the purpose of organizing any such competitive business activity.

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Employment Agreement (page 9)



         12. Non-Competition After Employment Term. The parties acknowledge that the Employee will acquire substantial knowledge and information concerning the business of the Company and its affiliates as a result of his employment. The parties further acknowledge that the scope of business in which the Company is engaged as of the Effective Date is national and very competitive and one in which few companies can successfully compete. Competition by the Employee in that business after this Agreement is terminated would severely injure the Company. Accordingly, for a period of two years after this Agreement is terminated or the Employee leaves the employment of the Company for any reason whatsoever, except as otherwise stated hereinbelow, the Employee agrees (i) not to become an employee, consultant, advisor, principal, partner or substantial shareholder of any firm or business that in any way competes with the Company or its affiliates in any of their presently-existing or then-existing products and markets; and (ii) not to solicit any person or business that was at the time of such termination and remains an executive employee of the Company or any of its affiliates. Notwithstanding any of the foregoing provisions to the contrary, the Employee shall not be subject to the restrictions set forth in this Section 12 under the following circumstances:

                  (a) If the Employee's employment with the Company is terminated by the Company without cause;

                  (b) If the Employee's employment with the Company is terminated as a result of the Company's unwillingness to extend the Term of this Agreement;

                  (c) If the Employee leaves the employment of the Company for Good Reason pursuant to Section 8, above; or,

                  (d) As set forth in Section 14 below.

         13. Return of Company Documents. Upon termination of this Agreement, Employee shall return immediately to the Company all records and documents of or pertaining to the Company and shall not make or retain any copy or extract of any such record or document.

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Employment Agreement (page 10)



         14. Other Employment and Location. Anything to the contrary hereinabove notwithstanding, Company acknowledges that Employee is also the Chief Executive Officer of Santa Barbara Restaurant Group, Inc. ("SBRG"), a director of Rally's Hamburgers, Inc. (which may be merged with Checkers Drive Thru Restaurants, Inc.) ("RHI"), and Executive Vice President of Fidelity National Financial, Inc. ("FNFI") and will direct a reasonable portion of his time to fulfilling his duties in such capacities. Company further acknowledges that Employee is or may be an Employee of SBRG, RHI and/or FNFI, or any affiliate thereof, in addition to the Company and that such employment shall not be a violation of this Agreement so long as Employee dedicates a reasonable amount of his time to his duties hereunder. Should any portion of Employee's minimum base annual salary be allocated to such entities, such allocation shall not affect the calculation of any payments due to Employee (other than the non-allocated portion of his minimum base annual salary under Section 3 above), including, but not limited to any payments due under Sections 4(e), 7(b) and 8(b)(ii). Employment by such entities shall not be prohibited by Sections 11 or 12 above. The Employee shall not be required to move from Santa Barbara County, California, to perform his duties hereunder during the Term without his written consent.

         15. Improvements and Inventions. Any and all improvements or inventions which the Employee may conceive, make or participate in during the period of his employment shall be the sole and exclusive property of the Company. The Employee will, whenever requested by the Company, execute and deliver any and all documents which the Company shall deem appropriate in order to apply for and obtain patents for improvements or inventions or in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such improvements, inventions, patents or applications.

         16. Actions. The parties agree and acknowledge that the rights conveyed by this Agreement are of a unique and special nature and that the Company will not have an adequate remedy at law in the event of a failure by the Employee to abide by its terms and conditions nor will money damages adequately compensate for such injury. It is therefore agreed between the parties that, in the event of a breach by the

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Employment Agreement (page 11)



Employee of any of his obligations contained in this Agreement, the Company shall have the right, among other rights, to damages sustained thereby and to obtain an injunction or decree of specific performance from any court of competent jurisdiction to restrain or compel the Employee to perform as agreed herein. The Employee agrees that this Section 16 shall survive the termination of his employment and he shall be bound by its terms at all time subsequent to the termination of his employment for so long a period as Company continues to conduct the same business or businesses as conducted during the Term or any extensions thereof. Nothing herein contained shall in any way limit or exclude any other right granted by law or equity to the Company.

         17. Amendment. This Agreement contains, and its terms constitute, the entire agreement of the parties, and it may be amended only by a written document signed by both parties to this Agreement.

         18. Governing Law. California law shall govern the construction and enforcement of this Agreement and the parties agree that any litigation pertaining to this Agreement shall be adjudicated in courts located in California.

         19. Attorneys' Fees. If any party finds it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to enforce any of the terms hereof, the party prevailing in any such action or other proceeding shall be paid by the other party its reasonable attorneys' fees as well as court costs, all as determined by the court and not a jury.

         20. Severability. If any section, subsection or provision hereof is found for any reason whatsoever, to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a court to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set forth herein by the parties themselves in the modified form. The covenants of the Employee in this Agreement shall each

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Employment Agreement (page 12)



be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in this Agreement.

         21. Notices. Any notice, request, or instruction to be given hereunder shall be in writing and shall be deemed given when personally delivered or three
(3) days after being sent by United States certified mail, postage prepaid, with return receipt requested, to the parties at their respective addresses set for the below:

                  To the Company:
                           CKE Restaurants, Inc.
                           3916 State Street
                           Santa Barbara, CA 93105
                           Attention:  Tom Thompson, President

                  To the Employee:
                           Andrew F. Puzder
                           570 Meadow Wood Lane
                           Montecito, California 93108

         22. Waiver of Breach. The waiver by any party of any provisions of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach by the other party.

         IN WITNESS WHEREOF the parties have executed this Agreement to be effective as of the date first set forth above.

                                     CKE RESTAURANTS, INC.

                                     By:
                                         ---------------------------------------
                                     Its:
                                         ---------------------------------------

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Employment Agreement (page 13)



                                     EMPLOYEE

                                     -------------------------------------------
                                     Andrew F. Puzder